                                                                 EXHIBIT 6(a)(2)


                             AMENDED AND RESTATED
                        GENERAL DISTRIBUTION AGREEMENT


    AGREEMENT dated as of August 19, 1998 between First Funds, a Massachusetts business trust which may issue one or more series of beneficial interest (the "Trust"), with respect to the separate series of the Trust as listed in Appendix A (the "Portfolios" and each a "Portfolio") and ALPS Mutual Funds Services, Inc., a Colorado, corporation and a registered broker-dealer under the Securities Exchange Act of 1934, having its principal place of business in Denver, Colorado (the "Distributor").

    WHEREAS, the Trust wishes to employ the services of the Distributor in connection with the promotion and distribution of the Trust's shares of beneficial interest representing the Portfolios (the Shares); and

    WHEREAS, the Trust and Distributor desire to amend and restate the General Distribution Agreement dated as of July 1, 1995 to include additional provisions for termination;

    NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1. Documents - The Trust has furnished the Distributor with copies of the Trust's Declaration of Trust, Investment Advisory and Management Agreements, Sub-Advisory Agreements, Custodian Agreement, Transfer Agency Agreement, Fund Accounting and Pricing Services Agreement, Distribution and Service Plan, Administration Agreement, current Prospectuses and Statements of Additional Information, and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish promptly to the Distributor a copy of any amendment or supplement to any of the above-mentioned documents. The Trust shall furnish promptly to the Distributor any additional documents necessary or advisable to perform its functions hereunder.

2. Sale of Shares - The Trust grants to the Distributor the right to sell the Shares as agent on behalf of the Trust, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (1933 Act), and of the laws governing the sale of securities in the various states (Blue Sky Laws), under the terms and conditions set forth in this Agreement. The Distributor (i) shall have the right to sell, as agent on behalf of the Trust, Shares authorized for issue and registered under the 1933 Act, and
(ii) may sell Shares under offers of exchange, if available, between and among other Portfolios of the Trust ad vised by First Tennessee Bank National Association (the "Investment Adviser").

3. Sale of Shares by the Trust - The rights granted to the Distributor shall be nonexclusive in that the Trust reserves the right to sell Shares to investors on applications received and accepted by the Trust. Further, the Trust reserves the right to issue Shares in connection with the merger, consolidation or other combination by the Trust through purchase or otherwise, with any other entity.

4. Shares Covered by this Agreement - This Agreement shall apply to unissued Shares of the Trust, Shares of the Trust held in its treasury in the event that in the discretion of the Trust, treasury Shares shall be sold, and Shares of the Trust repurchased for resale.

5. Public Offering Price - Except as otherwise noted in the Trust's current Prospectuses and/or Statements of Additional Information, all Shares sold to investors by the Distributor or the Trust will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner described in the Trust's current Prospectuses and/or Statements of Additional Information, plus a sales charge (if any) described in the Trust's current Prospectuses and/or Statements of Additional Information. The Trust shall in all cases receive the net asset value per Share on all sales. If a sales charge is in effect, the Distributor shall have the right, subject to such rules or regulations of the Securities and Exchange Commission ("SEC") as may then be in effect pursuant to Section 22 of the Investment Company Act of 1940, as amended, (the "1940 Act") to pay a portion of the sales charge to dealers who have sold Shares of the Trust. If a fee in connection with shareholder redemptions is in effect, the Trust shall collect the fee on behalf of the Distributor and, unless otherwise agreed upon by the Trust and the Distributor, the Distributor shall be entitled to receive all of such fees.

6. Suspension of Sales - If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Shares shall be processed by the Distributor except such unconditional orders as may have been placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and the Distributor's authority to process orders for Shares on behalf of the Trust if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

7. Solicitation of Sales - In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts, consistent with its other business, to secure purchasers for Shares of the Trust. This shall not prevent the Distributor from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. If a sales charge is in effect, the Distributor shall have the right to enter into sales agreements with dealers of its choice for the sale of Shares of the Trust to the public at the public offering price only and fix in such agreements the portion of the sales charge which may be retained by dealers, provided that the Trust shall approve the form of the dealer agreement and the dealer discounts set forth therein and shall evidence such approval by filing said form of dealer agreement and amendments thereto as an exhibit to its currently effective Registration Statement.

8. Authorized Representations - The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the appropriate Registration Statements or Prospectuses and Statements of Additional Information filed with the SEC under the 1933 Act (as these Registration Statements, Prospectuses and Statements of Additional Information may be amended from time to time), or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor's use. Consistent with the foregoing, the Distributor may prepare and distribute sales literature or other material as it may deem appropriate in consultation with the Trust, provided such sales literature complies with applicable law and regulation.

9. Registration of Shares - The Trust agrees that it will take all action necessary to register the Shares under the 1933 Act (subject to the necessary approval of its shareholders) so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell. The Trust shall make available to the Distributor, at the Distributor's expense such number of copies of its currently effective Prospectuses and Statements of Additional Information as the Distributor may reasonably request. The Trust, at its expense, shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Trust.

10. Distribution Expenses - Unless otherwise agreed to by the parties hereto in writing or by the Trust and the Trust's other agents, the Distributor shall bear the following expenses in connection with the performance of its services hereunder, including, but not limited to, (a) the cost of printing and distributing any Prospectuses and Statements of Additional Information or reports in connection with the offering of Shares for sale to the public above those required to be distributed to existing shareholders of the Trust. The cost to Distributor shall be the incremental cost of preparing materials above those required to satisfy existing shareholder requirements. (b) any other literature used by the Distributor in connection with such offering, (c) Distributor's advertising and promotional activities in connection with such Offering, and (d) the marketing budget which includes the development and production of marketing materials, promotional items and advertising, but excludes any salary, overhead, or travel and entertainment expenses by the Distributor's wholesalers or professional marketing staff. (e) Distributor will hire, at its expense, a Tennessee wholesaler effective January 1, 1996, who will have facilities or space made available, at no expense to Distributor, by First Tennessee Bank or First Tennessee Brokerage, Inc. from time-to-time for the wholesaler to hold meetings and otherwise perform their wholesaling requirements. However, Distributor will be responsible for any administrative, telephone, facsimile, or other out-of-pocket expenses of the wholesaler.

The Distributor shall bear all expenses in connection with the performance of its services hereunder and shall have no obligation to pay or to reimburse the Trust for any other expenses incurred by or on behalf of the Portfolios, including any expenses which may be in excess of expense limitations imposed by any state.

11. Trust Expenses - Unless otherwise agreed to by the parties hereto in writing or by the Trust and the Trust's other agents, the Trust shall pay all fees and expenses in connection with (a) filing of any registration statement, printing and the distribution of any Prospectuses and Statements of Additional Information under the 1933 Act and amendments prepared for use in connection with the offering of Shares for sale to the public, preparing, setting in type, printing and mailing Prospectuses, Statements of Additional Information and any supplements thereto sent to existing shareholders, (b) preparing, setting in type, printing and mailing any report (including Annual and Semi-Annual Reports) or other communication to shareholders of the Trust, and (c) with the Blue Sky registration and qualification of Shares for sale in the various states in which the Board of Trustees of the Trust shall determine it advisable to qualify such Shares for sale (including registering the Trust as a broker or dealer or any officer of the Trust as agent or salesman in any state).

12. Use of the Distributor's Name - The Trust shall not use the name of the Distributor, or any of its affiliates, in any Prospectus or Statement of Additional Information, sales literature, and other material relating to the Trust in any manner without the prior written consent of the Distributor (which shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the Prospectuses and Statements of Additional Information of the Trust and in all other materials which merely refer in accurate terms to their appointments hereunder or which are required by the SEC, NASD, OCC or any state securities authority.

13. Use of the Trust's Name - Neither the Distributor nor any of its affiliates shall use the name of the Trust in any Prospectuses or Statements of Additional Information, sales literature, or other material relating to the Trust on any forms for other than internal use in any manner without the prior consent of the Trust (which shall not be unreasonably withheld); provided however, that the Trust hereby approves all lawful uses of its name in the Prospectuses and Statements of Additional Information of the Trust and in sales literature and all other materials which are required by the Distributor in the discharge of its duties hereunder which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by the SEC, NASD, OCC or any state securities authority.

14. Insurance - The Distributor agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities. The Distributor shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. The Distributor shall notify the Trust of any material claim against it, whether or not covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

15. Indemnification - The Trust agrees to indemnify and hold harmless the Distributor and each of its directors, officers and employees, each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act, against any loss, liability, claim, damages or expenses (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the ground that the Registration Statement, Prospectus, Statement of Additional Information, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, or any other statute or the common law. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor. In no case (i) is the indemnity of the Trust in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or any person against any liability to the Trust or its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any person indemnified unless the Distributor or person, as the case may be, shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or any such person (or after the Distributor or such person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Distributor or person or persons, defendant or defendants in the suit. In the event the Trust elects to assume the defense of any suit and retain counsel, the Distributor, officers or directors or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse the Distributor, officers or directors or controlling person or persons, defendant or defendants in the suit for the reasonable fees and expenses of any counsel retained by them. The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or trustees in connection with the issuance or sale of any of the Shares.

The Distributor also covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claims or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the 1933 Act or any other statute or common law, alleging any wrongful act of the Distributor or any of its employees or alleging that the Registration Statement, Prospectus, Statement of Additional Information, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor. In no case (i) is the indemnity of the Distributor in favor of the Trust or any person indemnified to be deemed to protect the Trust or any person against any liability to which the Trust or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or any such person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement con tained in this paragraph. In the case of any notice to the Distributor, it shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust, to its officers and Trustees and to any controlling person or persons, defendant or defendants in the suit. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the Trust or controlling persons, defendant or defendants in the suit, shall bear the fees and expense of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Trust, officers and Trustees or controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it in connection with the Trust and sale of any of the Shares.

16. Liability of the Distributor - The Distributor shall not be liable for any damages or loss suffered by the Trust in connection with the matters to which this Agreement relates, except for damage or loss resulting from willful misfeasance, bad faith or gross negligence on the Distributor's part in the performance, or reckless disregard, of its duties under this Agreement other than damages and loss for which the Distributor has agreed to indemnify the Trust under Section 15 of this Agreement. Any person, even though also an officer, partner, employee or agent of the Distributor, or any of its affiliates, who may be or become an officer of the Trust, shall be deemed, when rendering services to or acting on any business of the Trust in any such capacity (other than services or business in connection with the Distributor's duties under this Agreement), to be rendering such services to or acting solely for the Trust and not as an officer, partner, employee or agent or one under the control or direction of the Distributor or any of its affiliates, even if paid by the Distributor or an affiliate thereof.

17. Acts of God, Etc. - The Distributor shall not be liable for delays or errors occurring by reason of circumstances not reasonably foreseeable and beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war riot, or failure of communication or power supply. In addition, in the event of equipment breakdowns which are (i) beyond the reasonable control of the Distributor and (ii) not primarily attributable to the failure of the Distributor to reasonably maintain or provide for the maintenance of such equipment, the Distributor shall, at no additional expense to the Trust, take reasonable steps in good faith to minimize service interruptions but shall have no liability with respect thereto.

18. Supplemental Information - The Distributor and the Trust shall regularly consult with each other regarding the Distributor's performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to the Distributor at a reasonable time in advance of filing with the SEC copies of any amended or supplemented Registration Statements (including exhibits) under the 1933 Act and the 1940 Act, and, a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trust. Any change in such material which would require any change in the Distributor's obligations under the foregoing provisions shall be subject to the Distributor's approval, which shall not be unreasonably withheld.

19. Term - This Agreement became effective as of July 1, 1995 or such later date as may be agreed upon by the parties hereto, and shall continue until June 30, 1996 and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Fund's Board of Trustees or (ii) by a vote of a majority of the outstanding Shares of the Portfolio(s) (as defined in the 1940 Act), provided that in either event the continuance is also approved by the majority of the Fund's Trustees who are not parties to the Agreement or interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty on not less than sixty days' notice by the Fund's Trustees, by vote of a majority of the outstanding Shares of the Portfolio(s) (as defined by the 1940 Act) or by the Distributor. Any termination shall not affect the rights and obligations of the parties under Sections 9, 14, 15, and 16, hereof. This Agreement shall automatically terminate in the event of its assignment.

Unless otherwise agreed to by the parties hereto, this Agreement shall be coterminous with the Amended and Restated Administration Agreement ("Administration Agreement") between the parties hereto; in the event of the termination of the Administration Agreement, whether for "cause" (as defined in the Administration Agreement) or otherwise, this Agreement shall also terminate on the same date.

Upon the termination of this Agreement, the Distributor, at the Trust's expense and direction, shall transfer to such successor as the Trust shall specify all relevant books, records and other data established or maintained by the Distributor under this Agreement.

20. Notice - Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by (i) telex, (ii) telecopier, or (iii) registered or certified mail, postage prepaid, addressed by the party giving notice to the other party of the last address furnished by the other party to the party giving notice: if to the Trust at Baker, Donelson, Bearman & Caldwell, Twentieth Floor, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, 38103, Attention: Charles T. Tuggle, Jr.Daniel B. Hatzenbuehler, and if to the Distributor, at 370 17th Street, Suite 273100, Denver, Colorado, 80202, Attn: Mark A. PougnetJames V. Hyatt, or such other telex number or address as may be furnished by one party to the other.

21. Confidential Information - The Distributor, its officers, directors, employees and agents will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and to prior or present shareholders or to those persons or entities who respond to the Distributor's inquiries concerning investment in the Trust, and will not use such records and information for any purposes other than performance of its responsibilities and duties hereunder. If Distributor is requested or required by, but not limited to, oral questions, interrogatories, request for information or documents, subpoena, civil investigation, demand or other action, proceeding or process or as otherwise required by law, statute, regulation, writ, decree or the like to disclose such information, Distributor will provide Trust with prompt written notice of any such request or requirement so that Trust may seek an appropriate protective order or other appropriate remedy and/or waive compliance with this provision. If such order or other remedy is not sought, or obtained, or waiver not received, Distributor may without liability hereunder, disclose to the person entity or agency requesting or requiring the information, that portion of the information that is legally required in the opinion of Distributor's counsel.

22. Limitation of Liability - The Distributor is expressly put on notice of the limitation of shareholder and Trustee liability as set forth in the Declaration of Trust of the Trust and agrees that the obligations assumed by the Trust under this contract shall be limited in all cases to the Trust and its assets. The Distributor agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust. Nor shall the Distributor seek satisfaction of any such obligation from the Trustees or any individ ual Trustee of the Trust. The Distributor understands that the rights and obligations of each series of Shares of the Trust under the Trust's Declaration of Trust are separate and distinct from those of any and all other series.

Any obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of Shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

23. Miscellaneous - Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Colorado to the extent federal law does not govern. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Except as otherwise provided herein or under the 1940 Act, this Agreement may not be changed, waived, discharged or amended except by written instrument which shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or amendment is sought. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

All activities by Distributor and its agents and employees as distributor of the Shares shall comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the Securities Exchange Act of 1934.

Distributor will provide one or more persons, during normal business hours (7:00 a.m. to 6:00 p.m. mountain time), to respond to telephone questions with respect to the Portfolio(s).

Distributor will promptly transmit any orders received by it for purchase, redemption or ex change of the Shares to the Trust's transfer agent.

IN WITNESS WHEREOF, the Trust has executed this instrument in its name and behalf, and its seal affixed, by one of its officers duly authorized, and the Distributor has executed this instrument in its name and behalf, and its corporate seal affixed, by one of its officers duly authorized, as of the day and year first above written.


FIRST FUNDS                        ALPS MUTUAL FUNDS
                                   SERVICES, INC.

By: ____________________________   By: ______________________________
       Richard Rantzow                    W. Robert Alexander
Title: President                   Title: Chairman
       -------------------------          ---------------------------

                        GENERAL DISTRIBUTION AGREEMENT
                                  APPENDIX A

                                                       Effective August 18, 1997


FIRST FUNDS

Cash Reserve Portfolio
Municipal Money Market Portfolio
Tennessee Tax-Free Portfolio
Growth & Income Portfolio
Bond Portfolio
U.S. Government Money Market Portfolio
U.S. Treasury Money Market Portfolio
Capital Appreciation Portfolio
Intermediate Bond Portfolio